Exhibit 3.3

EXECUTION COPY

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MCCORMICK & SCHMICK HOLDINGS, LLC

THE UNITS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE BOARD OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE BOARD OF THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE BOARD TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER.  ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF ANY SUCH UNIT IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THESE REGULATIONS, THE FOLLOWING AGREEMENT AND THE MEMBERS AGREEMENT REFERRED TO HEREIN.

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MCCORMICK & SCHMICK HOLDINGS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of August 22, 2001, of McCormick & Schmick Holdings, LLC, a Delaware limited liability company (the “LLC” or “Company”), by and among the Members listed on the attached Schedule I.  Certain terms used herein but not otherwise defined have the meaning set forth in Section 1.8.

WHEREAS, the LLC was organized pursuant to that certain Limited Liability Company Agreement, dated as of July 24, 2001 (the “Prior Agreement”);

WHEREAS, the Members desire to amend and restate the Prior Agreement in its entirety as set forth in this Agreement;

WHEREAS, it is contemplated that the Members shall make capital contributions to the LLC in such amounts as are set forth opposite their names on Schedule I attached hereto.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I
GENERAL PROVISIONS; DEFINITIONS

Section 1.1             Formation.  The LLC was formed upon the filing of the Certificate of Formation of the LLC with the Secretary of State of the State of Delaware on May 22, 2001 pursuant to the Act.  The Members shall continue the existence of the LLC until dissolution and termination of the LLC in accordance with the provisions of Article VI hereof.  The Certificate of Formation may be restated by the LLC as provided in the Act or amended by the LLC with respect to the address of the registered office of the LLC in Delaware or the name and address of its registered agent in Delaware.  Other additions to or amendments of the Certificate of Formation shall be authorized as provided in Section 2.5.  The Certificate of Formation, as so amended from time to time, is referred to herein as the “Certificate.”  Any Member who so requests shall have the right to receive from the LLC a copy of the Certificate and any amendment thereto.

Section 1.2             Name.  The name of the LLC shall be McCormick & Schmick Holdings, LLC, or such other name or names as the Board may from time to time designate; provided, that the name shall always contain the words “Limited Liability Company” or “LLC.”

Section 1.3             Purposes and Powers.  The LLC is organized for any lawful business, purpose or activity that may be conducted by a limited liability company under the Act. The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.  The Company shall carry out the foregoing activities pursuant to the arrangements set forth in this Agreement and the other Investment Documents.

Section 1.4             Place of Business.  The principal office and place of business of the LLC shall initially be c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155.  The Board may change the principal office or place of business of the LLC from time to time and may cause the LLC to establish other offices or places of business in various jurisdictions and appoint agents for service of process in such jurisdictions.

Section 1.5             Registered Office and Registered Agent.  The Company’s initial registered office shall be National Corporate Research, Ltd., 615 South DuPont Highway, City of Dover, County of Kent, Delaware 19901, and the name of its initial registered agent at such address shall be National Corporate Research, Ltd., 615 South DuPont Highway, City of Dover, County of Kent, Delaware 19901.

Section 1.6             Fiscal Year.  The fiscal year of the LLC shall end on December 31 of each year (the “Fiscal Year”).

Section 1.7             Term.  The term of the LLC shall be perpetual from the date of filing of the Certificate with the Secretary of State of the State of Delaware, unless the LLC is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

Section 1.8             Definitions.  For purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et. seq., as in effect from time to time.

“Acquisition Corp. II” means McCormick & Schmick Acquisition Corp. II, a Delaware corporation.

“Advisor” has the meaning set forth in Section 5.1.

“Affiliate” means as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” has the meaning set forth in the introductory paragraph.

“Bell Atlantic” means Mellon Bank, N.A., as trustee for the Bell Atlantic Master Trust.

“Bell Atlantic Warrants” means the Class A-2 Unit Warrant and the Preferred Unit Warrant.

“Board of Advisors” or “Board” has the meaning set forth in Section 5.1.

“Book Value” means, with respect to any LLC asset, the adjusted basis of the LLC asset for federal income tax purposes, except as follows:

(a)           The initial Book Value of any LLC asset contributed by a Unitholder to the LLC shall be the gross fair market value of such LLC asset as of the date of such contribution, as determined in good faith by the Board;

(b)           The Book Value of each LLC asset shall be adjusted to equal its respective gross fair market value, as determined in good faith by the Board, as of the following times:

(i)        the acquisition of an additional interest in the LLC by any new or existing Unitholder in exchange for more than a de minimis Capital Contribution unless the Board determines that such adjustment is not necessary to reflect the relative economic interests of the Unitholders in the LLC;

(ii)           the distribution by the LLC to a Unitholder of more than a de minimis amount of LLC assets (other than cash) as consideration for its Units unless the Board determines that such adjustment is not necessary to reflect the relative economic interests of the Unitholders in the LLC; and

(iii)          the liquidation of the LLC within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(c)           The Book Value of an LLC asset distributed to any Unitholder shall be the fair market value of such LLC asset as of the date of distribution thereof as determined in good faith by the Board;

(d)           The Book Value of each LLC asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such LLC asset pursuant to Sections 732(d), 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Board determines that an adjustment pursuant to subparagraph (b) above is necessary or appropriate in conjunction with a transaction that would otherwise result in an adjustment pursuant to this subparagraph; and

(e)           If the Book Value of an LLC asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) above, such Book Value shall thereafter be adjusted to reflect the depreciation or amortization taken into account with respect to such LLC asset for purposes of computing Profits and Losses.

“BRS” means Bruckmann, Rosser, Sherrill & Co. II, L.P.

“BRS Units” means (i) any Common Units issued or issuable to BRS, Frist or Tibrea pursuant to the Subscription Agreement, (ii) any Common Units subsequently acquired by BRS, any of its Affiliates, Frist or Tibrea, and (iii) any common equity securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) or (ii) above by way of recapitalization, merger, consolidation or other reorganization, including a recapitalization or exchange.  As to any particular BRS Units, such securities shall cease to be BRS Units when they have been (x) distributed to the public pursuant to a offering registered under the Securities Act, (y) sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force), or (z) acquired by any Executive.

“Capital Account” has the meaning set forth in Section 3.2.

“Capital Contributions” means, for each Unitholder, such Unitholder’s cash or property contributed pursuant to Section 3.1 (net of any liabilities of such Unitholder that the LLC is considered to assume or take subject to under Section 752 of the Code).  In addition, for purposes of Articles III, IV and VI of this Agreement and the definitions related thereto, the amount paid pursuant to the Stock and Warrant Purchase Agreement to acquire the Class A-2 Unit Warrant shall be treated as a Capital Contribution with respect to such Class A-2 Unit Warrant and the amount paid pursuant to the Stock and Warrant Purchase Agreement to acquire the Preferred Unit Warrant shall be treated as a Capital Contribution with respect to such Preferred Unit Warrant.

“Castle Harlan” means Castle Harlan Partners III, L.P.

“Castle Harlan Units” means (i) any Common Units issued or issuable to Castle Harlan or Pittaway pursuant to the Subscription Agreement, (ii) any Common Units subsequently acquired by Castle Harlan, any of its Affiliates or Pittaway, and (iii) any common equity securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) or (ii) above by way of recapitalization, merger, consolidation or other reorganization, including a recapitalization or exchange.  As to any particular Castle Harlan Units, such securities shall cease to be Castle Harlan Units when they have been (x) distributed to the public pursuant to a offering registered under the Securities Act, (y) sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force), or (z) acquired by any Executive.

“Cause” means (a) conviction of the Executive for any crime constituting a felony in the jurisdiction in which it was committed, or for any other criminal act against the LLC or any of its Subsidiaries involving dishonesty of willful misconduct intended to injure the LLC or any of its Subsidiaries (whether or not a felony and whether or not criminal proceedings are initiated); (b) failure or refusal of the Executive in any material respect to perform the duties of his employment or to follow the lawful and proper directives of the Board, and such failure or refusal continues uncured for a period of twenty (20) days after the first written notice thereof (or for a period of five (5) days after any subsequent written notice thereof), specifying the nature of such failure or refusal and requesting that it be cured, is given by the LLC to the Executive; (c) any willful or intentional act of the Executive committed for the purpose, or having the reasonably foreseeable effect, of injuring the LLC, any of its Subsidiaries or their business or reputation or of improperly or unlawfully converting for the Executive’s own personal benefit any property of the LLC or any of its Subsidiaries; or (d) as otherwise defined in any Executive Unit Agreement, employment agreement, letter or other agreement with the Executive or in written policies or procedures of the LLC or any of its Subsidiaries.

“Certificate” has the meaning set forth in Section 1.1.

“Class A Units” means the Class A-1 Units and the Class A-2 Units.

“Class A-1 Member” means a Member holding Class A-1 Units.

“Class A-1 Unit” means a Unit representing a fractional part of the ownership of the Company and having the rights, preferences and obligations specified with respect to Class A-1 Units in this Agreement.

“Class A-2 Unit” means a Unit representing a fractional part of the ownership of the Company and having the rights, preferences and obligations specified with respect to Class A-2 Units in this Agreement.  In addition, for purposes of Articles III, IV and VI of this Agreement and the definitions related thereto, the Class A-2 Unit Warrant shall be treated as the number of Class A-2 Units that the holder of such Class A-2 Unit Warrant could acquire through its exercise.

“Class A-2 Unit Warrant” means that certain Class A-2 Common Units Purchase Warrant issued to Bell Atlantic pursuant to the Stock and Warrant Purchase Agreement, which represents the right to purchase a certain number of Class A-2 Units.

“Class B Unit” means a Unit representing a fractional part of the ownership of the Company and having the rights, preferences and obligations specified with respect to Class B Units in this Agreement.

“Class C Unit” means a Unit representing a fractional part of the ownership of the Company and having the rights, preferences and obligations specified with respect to Class C Units in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, as in effect as of the date hereof.  Such term shall be deemed to include any future amendment to the same and any corresponding provision of any successor thereto to the extent the Board determines that any such amendment or provision does not adversely affect the economic interests of the Unitholders hereunder.

“Common Units” means the Class A Units and the Class B Units, and shall not include the Class C Units.

“Debentures” means that certain 13% Subordinated Exchange Debenture due August 22, 2011, that may, at the option of Acquisition Corp. II and pursuant to the terms thereof, be issued in exchange for the Senior Exchangeable Preferred Stock.

“Deficit Capital Account” shall mean with respect to any Unitholder, the deficit balance, if any, in such Unitholder’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

(a)           Credit to such Capital Account any amount that such Unitholder is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Treasury Regulations Sections 1.704-2(d)) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Treasury Regulations Section §1.704-2(i)(3)); and

(b)           Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Deficit Capital Account is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and shall be interpreted consistently with those provisions.

“Disability” means (a) the inability, due to illness, accident, injury, physical or mental incapacity or other disability, of the Executive to carry out effectively his duties and obligations to the LLC or any of its Subsidiaries or to participate effectively and actively in the management of the LLC or any of its Subsidiaries for a period of at least 90 consecutive days or for shorter periods aggregating at least 90 days (whether or not consecutive) during any six-month period, as determined in the good faith judgment of the Board, or (b) as otherwise defined in any Executive Unit Agreement, employment agreement, letter or other agreement with the Executive or in written policies or procedures of the LLC or any of its Subsidiaries; provided, that the LLC and its Subsidiaries shall comply with the Americans with Disabilities Act.

“Distribution” means each distribution made by the LLC to a Unitholder, whether in cash, property or securities of the LLC and whether by liquidating distribution, redemption, repurchase or otherwise (net of any liabilities of the LLC that such Unitholder is considered to assume or take subject to under Section 752 of the Code); provided, that none of the following shall be a Distribution:  (a) any recapitalization or exchange of securities of the LLC, (b) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, and (c) any redemption or repurchase of any outstanding Units by the LLC.

“Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, or any foreign trust or foreign business organization, or any other entity that is not a natural person.

“Executive” means any employee or officer of the LLC or any of its Subsidiaries who is a party to this Agreement.

“Executive Subscription Agreement” means any Executive Subscription Agreement, entered into after the date hereof by and between the LLC and a certain Executive, as in effect from time to time, by which the LLC issues, and such Executive acquires, a number of the LLC’s Class B Units and/or Class C Units.

“Executive Unit Agreement” means any written agreement between an Executive and the LLC or any of its Subsidiaries that relates to the issuance of Units to, or the acquisition of Units by, an Executive (including, without limitation, any Executive Subscription Agreement).

“Fiscal Year” has the meaning set forth in Section 1.6.

“Frist” means Julie Frist.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA.

“Indemnifying Person” has the meaning set forth in Section 4.6.

“Investment Documents” means this Agreement, the Members Agreement, the Registration Rights Agreement, the Subscription Agreement and the Stock and Warrant Purchase Agreement.

“Investor Unitholder” means each of BRS and Castle Harlan.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Losses” means items of the LLC’s loss and deduction determined according to Sections 3.2(b) and (c).

“Marketable Securities” means Securities that are:

(a)           traded on a national securities exchange;

(b)           reported through the National Association of Securities Dealers, Inc., Automated Quotation System; or

(c)           otherwise traded over-the-counter or saleable in transactions effected pursuant to Rule 144A under the Securities Act,

as the case may be, and that, in each case, are determined by the Board to be marketable at a price approximating their Value within a reasonable period of time and are not subject to restrictions on Transfer as a result of applicable contract provisions or the provisions of the Securities Act (other than as contemplated by Rule 144A of the regulations promulgated thereunder) or regulations thereunder.

“Member” means each party listed on the attached Schedule I and any other Person who is admitted to the LLC as a Member pursuant to Section 5.14, in each case solely in such Person’s capacity as a Member of the LLC and so long as such Person continues to be a Member hereunder, and “Members” means all such Members.

“Members Agreement” means that certain Members Agreement, dated as of the date hereof, by and among the LLC and each of the Members, as in effect from time to time.

“Minimum Gain” means, with respect to each nonrecourse liability of the LLC, the amount of gain (of whatever character), if any, that would be realized by the LLC if the LLC disposed of (in a taxable transaction) its property subject to such liability in full satisfaction thereof (and for no other consideration), and then aggregating the amounts so computed.  A Unitholder’s share of Minimum Gain shall, at the end of any LLC Taxable Year, be equal to the excess of (x) the sum of the nonrecourse deductions allocated to such Unitholder (and such Unitholder’s predecessors in interest) and the aggregate distributions to such Unitholder (and such Unitholder’s predecessors in interest) up to that time of proceeds of nonrecourse liabilities that are allocable to an increase in Minimum Gain over (y) the sum of such Unitholder’s (and such Unitholder’s predecessors in interest) aggregate share of the net decreases in Minimum Gain up to that time and such Unitholder’s (and such Unitholder’s predecessors in interest) aggregate share of the decreases up to that time in Minimum Gain resulting from revaluations of LLC property subject to one or more nonrecourse liabilities of the LLC, as computed in accordance with the provisions of Treasury Regulations Section 1.704-2(g).

“New Members” has the meaning set forth in Section 5.14.

“Offered Units” has the meaning set forth in Section 5.19.

“Operating Company” means an “operating company” within the meaning of Department of Labor Regulation § 2510.3-101(c) or successor rule or regulation, as from time to time amended and in effect.

“Permitted Transferee” has the meaning ascribed to such term in the Members Agreement.

“Person” means any natural person or Entity, including a natural person’s heirs, executors, administrators when the context so permits.

“Pittaway” means David B. Pittaway.

“Plan Assets” means “plan assets” within the meaning of Department of Labor Regulation § 2510.3-101(c) or successor rule or regulation, as from time to time amended and in effect.

“Preferred Unit” means a Unit representing a fractional part of the ownership of the Company and having the rights, preferences and obligations specified with respect to Preferred Units in this Agreement.  In addition, for purposes of Articles III, IV and VI of this Agreement and the definitions related thereto, the Preferred Unit Warrant shall be treated as the number of Preferred Units that the holder of such Preferred Unit Warrant could acquire through its exercise.

“Preferred Unit Warrant” means that certain Preferred Units Purchase Warrant issued to Bell Atlantic pursuant to the Stock and Warrant Purchase Agreement, which represents the right to purchase a certain number of Preferred Units.

“Preferred Yield” means, with respect to each Preferred Unit, the amount accruing on such Preferred Unit on a daily basis, at the rate of 13.25% per annum, compounded on the last day of each of June and December, on (a) the Unreturned Capital of such Preferred Unit plus (b) Unpaid Preferred Yield thereon for all prior semi-annual periods. In calculating the amount of any Distribution to be made during a period, a Preferred Unit’s Preferred Yield for such portion of such period elapsing before such Distribution is made shall be included as part of such Unit’s Preferred Yield.

“Profits” means items of the LLC’s income and gain determined according to Sections 3.2(b) and (c).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among LLC and each of the Members, as in effect from time to time.

“Required Members” means, as of any date, the approval, request or consent of both (i) the holders of a majority of the BRS Units and (ii) the holders of a majority of the Castle Harlan Units.

“Securities” shall mean shares of capital stock, limited partner interests, warrants, options, bonds, notes, debentures and other securities and equity interests of whatever kind of any Person, whether readily marketable or not.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Senior Exchangeable Preferred Stock” means that certain 13% Senior Exchangeable Preferred Stock, par value $1.00 per share, of Acquisition Corp. II, having all of the rights and preferences set forth in the Amended and Restated Certificate of Incorporation of Acquisition Corp. II, dated as of August 22, 2001.

“Stock and Warrant Purchase Agreement” means that certain Stock and Warrant Purchase Agreement, dated as of the date hereof, by and among Bell Atlantic, McCormick & Schmick Acquisition Corp. II and the LLC, as in effect from time to time.

“Subscription Agreement” means that certain Subscription Agreement, dated as of the date hereof, among the LLC and certain of the Members, as in effect from time to time.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director, general partner or similar controlling Person of such limited liability company, partnership, association or other business entity.

“Taxable Year” means the LLC’s Fiscal Year or such other year as may be required by Code Section 706.

“Terminated Member” has the meaning set forth in Section 5.15.

“Tibrea” means Marilena Tibrea.

“Transfer” has the meaning set forth in Section 5.13(a).

“Treasury Regulations” means the income tax regulations promulgated under the Code and effective as of the date hereof.  Such term shall be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations to the extent the Board determines that any such amendments and succeeding regulations do not adversely affect the economic interests of the Unitholders hereunder.

“Unit” means an interest in the Profits, Losses and Distributions of the LLC representing a fractional part of all of the Profits, Losses and Distributions of the LLC; provided, that any class or type of Units issued shall have the rights, preferences and obligations specified in this Agreement.

“Unitholder” means any Person (whether or not a Member) in its capacity as owner of one or more Units as reflected on the LLC’s books and records.

“Unpaid Preferred Yield” of any Preferred Unit means, as of any date, an amount equal to the excess, if any, of (a) the aggregate Preferred Yield accrued on such Preferred Unit for all periods prior to such date, over (b) the aggregate amount of prior Distributions made by the Company that constitute payment of Preferred Yield on such Preferred Unit pursuant to Section 4.1(a)(ii).

“Unreturned Capital” means, with respect to a Unit, the Capital Contribution made in exchange for or on account of such Unit reduced by all Distributions made by the LLC that constitute a return of the Capital Contribution therefor pursuant to Section 4.1(a)(i) (in the case of Preferred Units) or Section 4.1(a)(iii) (in the case of Class A Units).

“Value” shall mean, with respect to any Securities owned (directly or indirectly) by the LLC at any time, the fair market value of such Securities, as determined in accordance with Article VII hereof.

“Vested Class B Unit” means any Class B Unit the ownership of which has vested pursuant to the terms of any Executive Unit Agreement or other agreement between the LLC and the applicable Executive thereof relating to the acquisition of such Unit.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

ARTICLE II
MEMBERS

Section 2.1             Members.  The initial Members of the LLC and their addresses are listed on Schedule I hereto, and such schedule shall be amended from time to time by the Board, among other reasons, to reflect the withdrawal or termination of Members or the admission of additional Members pursuant to this Agreement.

Section 2.2             Meetings of Members.  Meetings of the Members may be called by (i) the Board, (ii) the holders of a majority of the BRS Units or (iii) the holders of a majority of the Castle Harlan Units.  All meetings of the Members will be held at the principal office of the LLC or at such other place within or without the State of Delaware as may be determined by the Board and set forth in the respective notice or waivers of notice of such meeting.

Section 2.3             Notice of Meetings of Members.  Written or printed notice stating the place, day and hour of the meeting will be delivered, by or at the direction of the Board, to each Member entitled to vote at such meeting not fewer than three (3) business days before the date of the meeting; provided, that such notice requirement may be waived in writing by the Required Members.  Such notice may, but need not, specify the purpose or purposes of such meeting and may, but need not, limit the business to be conducted at such meeting to such purpose(s).  Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except when the Member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 2.4             Quorum.  Except as otherwise provided by applicable law, a majority of the Class A-1 Units held by Members, represented in person or by proxy, shall constitute a quorum at all meetings of the Members.  Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote will not affect the presence of a quorum at the meeting.  If, however, such quorum will not be present at any meeting of the Members, the Members entitled to vote at such meeting will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until Members representing a quorum are present or represented.

Section 2.5             Voting Rights.  Except as specifically provided herein or otherwise required by applicable law, (i) each Class A-1 Member shall be entitled to one vote per Class A-1 Unit held by such Class A-1 Member on all matters to be voted on by the Members of the LLC and (ii) the Class A-2 Units, the Class B Units, the Class C Units and the Preferred Units shall be non-voting Units and shall not entitle the holders thereof to vote on any matters to be voted on by the Members of the LLC.  When a quorum is present, the affirmative vote of the majority of Class A-1 Units held by Members (whether present in person or represented by proxy) entitled to vote on the subject matter (the “Majority of Class A-1 Units”) shall be the act of the Members, unless the question is one upon which by express provision of the Act or this Agreement requires the consent of a specific Member or Members, in which case such express provision shall govern and control the decision of such question.

Section 2.6             Registered Members.  The LLC will be entitled to treat the owner of record of any Units as the owner in fact of such Unit for all purposes, and accordingly will not be bound to recognize any equitable or other claim to or interest in such Unit on the part of any other person, whether or not it will have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Delaware.

Section 2.7             Action Without a Meeting and Telephonic Meetings.  Notwithstanding any provision contained in this Agreement, any action of the Members may be taken by written consent without a meeting, or any meeting of the Members may be held by means of a telephonic conference connection so long as all parties can hear one another.  Any such action taken by the Members by written consent without a meeting will be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the Majority of Class A-1 Units and the Required Members.  Prompt notice of the taking of any such action by the Members without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

Section 2.8             Limitation of Liability.  Except as otherwise provided in the Act, no Member or Unitholder shall be obligated personally for any debt, obligation or liability of the LLC or of any other Member or Unitholder solely by reason of being a Member or Unitholder.  Except as otherwise provided in the Act, by law or expressly in this Agreement or any of the other Investment Documents, no Member or Unitholder, each in its capacity as such, shall have any fiduciary or other duty to another Member or Unitholder with respect to the business and affairs of the LLC.  No Member or Unitholder shall have any responsibility to restore any negative balance in his Capital Account or to contribute to or in respect of the liabilities or obligations of the LLC or return distributions made by the LLC except as provided in Section 4.6 or as otherwise required by the Act or other applicable law; provided, that Unitholders shall be responsible for their failure to make capital contributions required hereunder.

Section 2.9             No Right to Withdraw.  No Unitholder shall have any right to receive any distribution or the repayment of his Capital Contributions, except distributions provided in Section 4.1 and distributions provided in Article VI upon dissolution and liquidation of the LLC.  A Member may withdraw from the LLC only in accordance with Section 5.15.

Section 2.10           Rights to Information.  Members shall have the right to receive from the LLC upon request a copy of the Certificate and of this Agreement, as in effect from time to time, and such other information regarding the LLC as is required by the Act, subject to reasonable conditions and standards established by the Board (which may include, without limitation, withholding or restrictions on the disclosure or use of confidential information).  Terminated Members shall have the right to receive such information from the LLC regarding the basis of the allocations made pursuant to Section 4.2 and the distributions made pursuant to Section 4.1 as such a Terminated Member may reasonably request, subject to reasonable conditions and standards established by the Board (which may include, without limitation, withholding or restrictions on the disclosure or use of confidential information).

Section 2.11           Outside Activities.  Subject to the terms of any agreement by any Unitholder to the contrary (including, without limitation, any Executive Unit Agreement), a Unitholder may have business interests and engage in business activities in addition to those relating to the LLC (including, without limitation, business interests and activities that compete with the LLC) and neither the LLC nor any other Unitholder will have any rights by virtue of this Agreement or any other Investment Document in any business interests or activities of any Unitholder.

ARTICLE III
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.1             Capital Contributions.  Immediately upon the execution and delivery of this Agreement, the initial Members shall make Capital Contributions in the respective amounts set forth on Schedule I hereto, each in consideration for the issuance of the number and type of Units specified thereon for such Member pursuant to the Subscription Agreement.  The Board may amend Schedule I from time to time to reflect changes in ownership, including, without limitation, by reason of the admission, withdrawal or termination of any Member or the Transfer of any Unit.

Section 3.2             Capital Accounts.

(a)           The LLC shall maintain a separate “Capital Account” for each Unitholder according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv).  For this purpose, the LLC may, upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the LLC property.

(b)           For purposes of computing the amount of any item of the LLC’s income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery and amortization used for this purpose); provided, that:

(i)            The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(2)(B) or Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii)           If the Book Value of any LLC property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii)          Items of income, gain, loss or deduction attributable to the disposition of the LLC property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)          Items of depreciation, amortization and other cost recovery deductions with respect to the LLC property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulations Section 1.704-1(2)(iv)(g).

(v)           To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(c)           The Board shall be responsible for allocating items of income, gain, loss, and deduction for purposes of determining Profits and Losses.

Section 3.3             Interest.  Except as otherwise expressly provided herein, no interest shall be paid by the LLC on Capital Contributions or on balances in Capital Accounts.

Section 3.4             Negative Capital Accounts.  No Unitholder shall be required to pay to the LLC or any other Unitholder any deficit or negative balance which may exist from time to time in such Unitholder’s Capital Account.

Section 3.5             LLC Capital.  No Unitholder shall have any right (a) to demand the return of such Unitholder’s Capital Contribution or any other distribution from the LLC (whether upon resignation, withdrawal, termination or otherwise), except upon dissolution of the LLC pursuant to Article VI hereof, or (b) to cause a partition of the LLC’s assets.

Section 3.6             No Withdrawal.  No Person shall be entitled to withdraw any part of his Capital Contribution or Capital Account or to receive any Distribution from the LLC, except as expressly provided herein.

Section 3.7             Loans from Unitholders.  Loans by Unitholders to the LLC shall not be considered Capital Contributions.  If any Unitholder shall advance funds to the LLC in excess of the amounts required hereunder to be contributed by him to the capital of the LLC, the making of such advance shall not result in any increase in the amount of the Capital Account of such Unitholder.  The amount of any such advance shall be a debt of the LLC to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made, as agreed upon by the LLC (with the approval of the Board) and such Unitholder.  Notwithstanding the foregoing provisions of this Section 3.7, the LLC shall use its best efforts to refrain from any activity that would cause a Member (or any holder of direct or indirect interests in a Member) to recognize “unrelated business taxable income” under Sections 511-514 of the Code.

Section 3.8             Transfer of Capital Accounts.  The original Capital Account established for any substituted Unitholder shall be in the same amount as the Capital Account of the Unitholder (or portion thereof) to which such substituted Unitholder succeeds, at the time that the Transfer of Units to such substituted Unitholder is permitted under Section 5.13.  The Capital Account of any Unitholder whose interest in the LLC shall be increased or decreased by means of (i) the Transfer to it of all or part of the Units of another Unitholder (including pursuant to Section 5.19) or (ii) the repurchase of unvested Class B Units pursuant to Section 5.19 shall be appropriately adjusted to reflect such Transfer or repurchase.  Any reference in this Agreement to a Capital Contribution of or Distribution to a Unitholder that has succeeded any other Unitholder shall include any Capital Contributions or Distributions previously made by or to the former Unitholder on account of the Units of such former Unitholder transferred to such Unitholder.

ARTICLE IV
DISTRIBUTIONS AND ALLOCATIONS

Section 4.1             Distributions.

(a)           Distributions of cash or other property by the LLC shall be made to the Unitholders in the following order and priority:

(i)            First, to the holders of Preferred Units, an amount equal to the aggregate Unreturned Capital with respect to the Preferred Units held by such Unitholders (in the proportion that each Unitholder’s share of Unreturned Capital with respect to such Preferred Units bears to the aggregate Unreturned Capital with respect to all such Units as of the time of such Distribution) until the holders of Preferred Units have received Distributions in respect of such Units pursuant to this Section 4.1(a)(i) in an amount equal to the aggregate Unreturned Capital with respect to such Units as of the time of such Distribution;

(ii)           Second, to the holders of Preferred Units, an amount equal to the aggregate Unpaid Preferred Yield on the Preferred Units held by such Unitholders (in the proportion that each Unitholder’s share of Unpaid Preferred Yield on such Units bears to the aggregate Unpaid Preferred Yield on all such Units as of the time of such Distribution) until the Unpaid Preferred Yield in respect of the outstanding Preferred Units is equal to zero;

(iii)          Third, to holders of Class A Units, an amount equal to the Unreturned Capital with respect to such Units (in the proportion that each such Unitholder’s share of Unreturned Capital with respect to such Class A Units bears to the aggregate Unreturned Capital with respect to all such Units as of the time of such Distribution) until the holders of Class A Units have received Distributions in respect of such Units pursuant to this Section 4.1(a)(iii) in an amount equal to the aggregate Unreturned Capital with respect to such Units as of the time of such Distribution;

(iv)          Fourth, to the holders of Class A Units and Vested Class B Units, pro rata in accordance with the number of Class A Units and Vested Class B Units held by each Unitholder, until such time as the Investor Unitholders shall have received an internal rate of return of 30% on their Capital Contributions with respect to Preferred Units and Class A Units;

(v)           Fifth, 50% to the holders of Class A Units and Vested Class B Units, pro rata in accordance with the number of Class A Units and Vested Class B Units held by each Unitholder, and 50% to the holders of Class C Units, pro rata in accordance with the number of Class C Units held by such holders, until holders of Class C Units have received distributions pursuant to this Section 4.1(a)(v) equal to 15% of the total distributions under Section 4.1(a)(iv) and this Section 4.1(a)(v);

(vi)          Sixth, 85% to the holders of the Class A Units and Vested Class B Units, pro rata in accordance with the number of Class A Units and Vested Class B Units held by such holders, and 15% to the holders of Class C Units, pro rata in accordance with the number of Class C Units held by such holders.

(b)           A Distribution pursuant to Section 4.1(a) shall be made to the Persons shown on Schedule I as Unitholders as of the date of such Distribution.  No distributions in kind of any of the LLC’s assets shall be made pursuant to Section 4.1(a), except for distributions of Marketable Securities.

Section 4.2             Allocations.  Except as otherwise provided in Section 4.3, Profits and Losses for any Fiscal Year shall be allocated among the Unitholders in such manner that, as of the end of such Fiscal Year, the respective Capital Accounts of the Unitholders shall be equal to the respective net amounts, positive or negative, that would be distributed to them, determined as if the LLC were to (i) liquidate the assets of the LLC for an amount equal to their Book Value and (ii) distribute the proceeds of liquidation pursuant to Section 6.2.

Section 4.3             Special Allocations.

(a)           Losses attributable to a partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i).  If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulations Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Unitholders in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4).

(b)           Except as otherwise provided in Section 4.3(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each Unitholder shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f).  This Section 4.3(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c)           If any Unitholder who unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6) has a Deficit Capital Account as of the end of any Taxable Year, computed after the application of Sections 4.3(a) and 4.3(b) but before the application of any other provision of this Article IV, then Profits for such Taxable Year shall be allocated to such Unitholder in proportion to, and to the extent of, such Deficit Capital Account.  This Section 4.3(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and shall be interpreted in a manner consistent therewith.

(d)           Subject to the other provisions of this Section 4.3, if Profits or Losses are allocated for any Fiscal Year pursuant to Section 4.3(a), (b), or (c), then subsequent allocations of Profits and Losses shall be made, to the extent possible, to the Unitholders in such amounts so that the net Profits and Losses allocated pursuant to this Section 4.3(d) and Sections 4.3(a), (b), and (c) are equal to the net Profits and Losses that would have been allocated to the Unitholders if such allocations pursuant to Sections 4.3(a), (b), and (c) had not been made.

Section 4.4             Tax Allocations.

(a)           The income, gains, losses, deductions and credits of the LLC will be allocated, for federal, state and local income tax purposes, among the Unitholders in accordance with the allocation of such income, gains, losses, deductions and credits among the Unitholders for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the LLC’s subsequent income, gains, losses, deductions and credit will be allocated among the Unitholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)           Items of the LLC taxable income, gain, loss and deduction with respect to any property contributed to the capital of the LLC shall be allocated among the Unitholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its Book Value.

(c)           If the Book Value of any LLC asset is adjusted, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)           Allocations of tax credits, tax credit recapture and any items related thereto shall be allocated to the Unitholders according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)           Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Profits, Losses, Distributions or other LLC items pursuant to any provision of this Agreement.

Section 4.5             Curative Allocations.  If the Board determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of LLC income, gain, loss, deduction or credit is not specified in this Article IV (an “unallocated item”), or that the allocation of any item of LLC income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Unitholders’ economic interests in the LLC (determined by reference to the general principles of Treasury Regulations Section 1.704-1(b) and the factors set forth in Treasury Regulations Section 1.704-1(b)(3)(ii)) (a “misallocated item”), then the Board may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests.

Section 4.6             Indemnification and Reimbursement for Payments on Behalf of a Unitholder or Former Unitholder.  If the LLC is obligated to pay any amount to a governmental agency (or otherwise makes a payment) because of a present or former Unitholder’s status or otherwise specifically attributable to a present or former Unitholder (including, without limitation, federal withholding taxes with respect to foreign Persons, state personal property taxes, state unincorporated business taxes, etc.), then such present or former Unitholder (the “Indemnifying Person”) shall indemnify the LLC in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments).  In the case of a present Unitholder, the amount to be indemnified shall be charged against the Capital Account of the Indemnifying Person.  Whether the Indemnifying Person is a present or former Unitholder, at the option of the Board, either:

(i)            promptly upon notification of an obligation to indemnify the LLC, the Indemnifying Person shall make a cash payment to the LLC equal to the full amount to be indemnified (and the amount paid shall be added to the Indemnifying Person’s Capital Account but shall not be treated as Capital Contributions), or

(ii)           the LLC shall reduce subsequent distributions that would otherwise be made to the Indemnifying Person, until the LLC has recovered the amount to be indemnified (and the amount withheld shall not be treated as Capital Contributions but will otherwise be treated as having been paid to the Indemnifying Person for purposes of this Agreement).

ARTICLE V
MANAGEMENT

Section 5.1             Management Authority.  There is hereby established an advisory board (the “Board of Advisors” or “Board”) to be comprised of natural persons who shall be elected as set forth in this Article V (each, an “Advisor”, and collectively, the “Advisors”).  The powers of the LLC shall be exercised by or under the authority of, and the business and affairs of the LLC shall be managed under, the Board.  In addition to the powers and authorities expressly conferred by this Agreement upon the Board, except with respect to certain responsibilities assigned to the Tax Matters Partner and subject to Section 5.18, all day-to-day LLC management and operation decisions and determinations relating to the operations of the LLC in the ordinary course of business shall be made by the Board or the officers appointed pursuant to Section 5.7.

Section 5.2             Number, Election and Qualifications.  The number of Advisors initially shall be eight (8), which number may be increased or decreased from time to time upon both (a) resolution of the Board and (b) prior written consent of the Required Members.  Subject to Section 5.3(a), the Advisors shall be elected or removed by a Majority of Class A-1 Units.  Advisors need not be residents of the State of Delaware.

Section 5.3             Certain Board Arrangements.

(a)           Each Member shall vote all of his Common Units and all other voting securities of the LLC over which such Member has voting control, and shall take all other necessary or desirable actions within such Member’s control (whether in such Member’s capacity as a holder of Units, stockholder, Member, Advisor, director, member of a board committee or officer of the LLC or otherwise, and including, without limitation, attendance in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the LLC and its Subsidiaries shall take all necessary or desirable actions within their control (including, without limitation, calling special board and Member or stockholder meetings), so that:

(i)            initially Doug Schmick shall be the sole Advisor (the “Initial Advisor”); provided, that upon receipt by the LLC or any of its Subsidiaries of the permits, approvals, certificates or other authorizations, or the provision by the LLC or any of its Subsidiaries of the notices or other information, required under the relevant state liquor laws for the LLC to operate with the following Board composition, the Initial Advisor shall be replaced by a Board made up of eight (8) Advisors and the following individuals shall be elected to the Board:

(A)          One (1) Advisor appointed by the holders of a majority of the BRS Units, who initially shall be J. Rice Edmonds, and one (1) Advisor appointed by BRS, who initially shall be Harold O. Rosser (such two (2) Advisors appointed pursuant to this Section 5.3(a)(i)(A), the “BRS Advisors”).

(B)           One (1) Advisor appointed by the holders of a majority of the Castle Harlan Units, who initially shall be Justin Wender, and one (1) Advisor appointed by Castle Harlan, who initially shall be David B. Pittaway (such two (2) Advisors appointed pursuant to this Section 5.3(a)(i)(B), the “Castle Harlan Advisors”).

(C)           Two (2) Advisors from the senior management of McCormick & Schmick Acquisition Corp, a Delaware corporation, who shall be appointed by the Required Members (the “Executive Advisors”), who initially shall be William McCormick and Doug Schmick.

(D)          Two (2) Advisors who are not officers, executives, managers, or employees of the LLC or any of its Subsidiaries (the “Outside Advisors”), one of whom shall be appointed by the holders of a majority of the BRS Units, who initially shall be Nick Valenti, and one of whom shall be appointed by the holders of a majority of the Castle Harlan Units, who initially shall be Allen Bernstein.

(ii)           The number of Advisors shall be increased to nine (9) and one (1) Advisor appointed by Bell Atlantic (the “Bell Atlantic Advisor”) shall be elected to the Board upon (A) receipt by the LLC of written notice from Bell Atlantic that it desires to appoint an Advisor to the Board and (B) receipt by the LLC or any of its Subsidiaries of the permits, approvals, certificates or other authorization, or the provision by the LLC, any of its Subsidiaries or Bell Atlantic of the notices or other information, required under the relevant state liquor laws for the LLC to operate with such a Board composition; provided, that Bell Atlantic shall have the right to designate a Bell Atlantic Advisor, and such Bell Atlantic Advisor may serve as an Advisor, only for so long as Bell Atlantic continues to hold not less than 2% of the Common Units (indirectly or as represented by its ownership of the Class A-2 Unit Warrant).  Bell Atlantic may assign its right to designate a Bell Atlantic Advisor to any Person to whom it transfers more than 50% of its then ownership of Common Units (directly or as represented by its ownership of the Class A-2 Unit Warrant), subject to the written consent of the LLC, which consent shall not be unreasonably withheld.

(iii)          Any committees of the Board shall be created only upon the approval the Board (provided that such approval shall include at least one BRS Advisor and at least one Castle Harlan Advisor); provided, that at least one BRS Advisor and at least one Castle Harlan Advisor shall be appointed to any such committee; provided, further, that the Board initially shall have (A) an executive committee made up of one BRS Advisor, one Castle Harlan Advisor (who shall serve as chairman of the executive committee) and one Executive Advisor, and (B) a compensation committee made up of one BRS Advisor and one Castle Harlan Advisor (who shall serve as chairman of the compensation committee).

(iv)          Any Advisor required to be elected as described in Section 5.3(a)(i)(A), (a)(i)(B), (a)(i)(C), (a)(i)(D) or (a)(ii) shall be removed from the Board or any committee thereof (with or without cause) at the written request of the holder (or, in the case of Section 5.3(a)(i)(C), the two holders) or other Person that has the right to designate such Advisor under Section 5.3(a)(i)(A), (a)(i)(B), (a)(i)(C), (a)(i)(D) or (a)(ii) (as the case may be), but only upon such written request and under no other circumstances.

(v)           In the event that any Advisor required to be elected as described in Section 5.3(a)(i)(A), (a)(i)(B), (a)(i)(C), (a)(i)(D) or (a)(ii) ceases to serve as an

Advisor or a member of any committee thereof during such representative’s term of office, the resulting vacancy on the Board or such committee shall be filled by a representative designated by the holder (or, in the case of Section 5.3(a)(i)(C), the two holders) or other Person that has the right to designate such Advisor under Section 5.3(a)(i)(A), (a)(i)(B), (a)(i)(C), (a)(i)(D) or (a)(ii) (as the case may be).

(b)           The LLC shall pay the reasonable out-of-pocket expenses incurred by each Advisor in connection with attending the meetings of the Board and any committee thereof.

(c)           So long as Bell Atlantic continues to hold not less than 2% of the Common Units (directly or as represented by its ownership of the Class A-2 Unit Warrant), the LLC shall give Bell Atlantic written notice of each meeting of the Board, at the same time and in the same manner as notice is given to the Advisors of the Board, and the LLC shall permit a representative of Bell Atlantic (the “Bell Atlantic Observer”) to attend, as an observer, all such meetings unless attendance at such meeting, in the LLC’s reasonable judgment, would create a conflict of interest for the LLC, Bell Atlantic or the Bell Atlantic Master Trust; provided, that in the case of telephonic meetings, Bell Atlantic need receive only actual notice thereof at the same time and in the same manner as notice is given to the Advisors of the Board, and the Bell Atlantic Observer shall be given the opportunity to listen to such telephonic meetings.  The Bell Atlantic Observer shall be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes) given to Advisors of the Board in connection with such meetings at the same time such materials and information are given to such Advisors unless receipt of such materials and information would create, in the LLC’s reasonable judgment, a conflict of interest for the LLC, Bell Atlantic or the Bell Atlantic Master Trust.  The LLC shall give written notice of any action by written consent in lieu of a meeting of Advisors of the LLC to Bell Atlantic promptly following the effective date of such consent describing in reasonable detail the nature and substance of such action.  The LLC shall pay the reasonable out-of-pocket expenses incurred by the Bell Atlantic Observer in connection with attending the meetings of the Board.  Bell Atlantic may assign its observer rights under this Section 5.3(c) to any Person to whom it transfers more than 50% of its then ownership of Common Units (directly or as represented by its ownership of the Class A-2 Unit Warrant), subject to the written consent of the LLC, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing provisions of this Section 5.3(c), Bell Atlantic’s observer rights under this Section 5.3(c) shall terminate upon the appointment of a Bell Atlantic Advisor to the Board.

Section 5.4             Meetings of the Board.  Meetings of the Board may be held at such time and place either within or without the State of Delaware as will from time to time be determined by the Board.  Meetings of the Board may be called by any Advisor on not fewer than 24 hours written notice to each other Advisor.

Section 5.5             Quorum.  At all meetings of the Board, the presence of a majority of the Advisors (provided that such majority includes at least one BRS Advisor and at least one Castle Harlan Advisor) shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law.  The act of a majority of the Advisors will be the act of the Board, except as otherwise provided by law, this Agreement or any other Investment Document.  If a quorum shall not be present at any meeting of the Board, the Advisors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present.  An Advisor may vote or be present at a meeting either in person or by proxy.

Section 5.6             Attendance and Waiver of Notice.  Attendance of an Advisor at any meeting will constitute a waiver of notice of such meeting, except where an Advisor attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

Section 5.7             Officers.  The Board may, from time to time, designate one or more persons to be officers of the LLC.  No officer need be a Member or an Advisor.  Any officers so designated will have such authority and perform such duties as the Board may, from time to time, delegate to them.  The Board may assign titles to particular officers, including, without limitation, chief executive officer, president, vice president, chief operating officer, secretary, assistant secretary, treasurer and assistant treasurer.  Each officer will hold office until his or her successor will be duly designated and will qualify or until his or her death or until he or she will resign or will have been removed.  Any number of offices may be held by the same person.  The salaries or other compensation, if any, of the officers and agents of the LLC will be fixed from time to time by the Board.  Any officer may be removed as such, either with or without cause, by the Board whenever in their judgment the best interests of the LLC will be served thereby.  Any vacancy occurring in any office of the LLC may be filled by the Board.  The officers of the LLC as of the date hereof and their respective titles are set forth on the attached Exhibit A.

Section 5.8             Issuance of Units.  Subject to Section 5.18 and the provisions of the other Investment Documents, the Board will have sole and complete discretion in determining whether to issue Units, the number of Units to be issued at any particular time, the purchase price for any Units issued, and all other terms and conditions governing the issuance of Units; provided, that the Board will not issue Units to any Person unless the issuance of the Units satisfies the conditions set forth in Section 5.13.  The purchase price for any Unit will be paid to the LLC in cash or cash equivalents, or if approved by the Board, any other form of consideration.

Section 5.9             Actions Without a Meeting and Telephonic Meetings.  Notwithstanding any provision contained in this Agreement, any action of the Board may be taken by written consent without a meeting, or any meeting of the Board may be held by means of a telephonic conference connection so long as all parties can hear one another.  Any such action taken by the

Board by written consent without a meeting will be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by all Advisors of the Board.

Section 5.10           Indemnification of Each Unitholder, Member, Terminated Member, Advisor and Officer.  Except as limited by law and subject to the provisions of this Article, each Unitholder, Member, Terminated Member, Advisor, board observer and officer shall be entitled to be indemnified and held harmless on an as-incurred basis by the LLC (but only after first making a claim for indemnification available from any other source and only to the extent indemnification is not provided by that source) to the full extent permitted under the Act, as in effect from time to time, against all losses, liabilities and expenses (including, without limitation, attorneys’ fees and expenses) arising from proceedings in which such Unitholder, Member, Terminated Member, Advisor, board observer or officer, as the case may be, may be involved, as a party or otherwise, by reason of his being or having been a Unitholder, Member, Terminated Member, Advisor, board observer or officer of the LLC, or by reason of his involvement in the management of the affairs of the LLC (including, without limitation, by virtue of acting as an officer, director or employee of a Subsidiary of the LLC), whether or not he continues to be such at the time any such loss, liability or expense is paid or incurred but only to the extent that he (i) acted in good faith and (ii) was neither grossly negligent nor engaged in willful malfeasance.  The rights of indemnification provided in this Article will be in addition to any rights to which such Unitholder, Member, Terminated Member, Advisor, board observer or officer may otherwise be entitled by contract or as a matter of law and shall extend to his successors and assigns.  Each Unitholder, Member, Terminated Member, Advisor, board observer and officer’s right to indemnification hereunder for reasonable expenses (as incurred) (including, without limitation, attorneys’ fees and expenses) incurred by such Unitholder, Member, Terminated Member, Advisor, board observer or officer may be conditioned upon the delivery by such Unitholder, Member, Terminated Member, Advisor, board observer or officer to the LLC of a written undertaking (reasonably acceptable to the Board) to repay such amount if such Unitholder, Member, Terminated Member, Advisor, board observer or officer is determined pursuant to this Article or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation but need not be secured.

Section 5.11           Heirs and Personal Representatives.  The indemnification provided by this Article shall inure to the benefit of the Affiliates, heirs and personal representatives of each Unitholder, Member, Terminated Member, Advisor, board observer and officer of the LLC.

Section 5.12           Non-Exclusivity.  The provisions of this Article shall not be construed to limit the power of the LLC to indemnify its Unitholders, Members, Terminated Members, Advisors, board observers, officers, employees or agents to the full extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law.  The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Article.

Section 5.13           Issuance or Transfer of Interests.

(a)           No Unitholder or other Person may sell, transfer, assign, pledge or otherwise dispose of any Unit or other equity securities of the LLC (each, a “Transfer”), except in accordance with the Members Agreement; provided, that a change in any trustee or fiduciary for the Bell Atlantic Master Trust shall not be deemed to be a “Transfer” for purposes of this Agreement.  In addition, issuances and Transfers of Units or other equity securities of the LLC (including, without limitation, by operation of law) will not be effective unless all of the following conditions are satisfied:

(i)            The issuance or Transfer, as applicable, shall comply with all applicable laws, including, without limitation, any applicable securities laws and any applicable laws promulgated by any applicable state liquor authority.

(ii)           The issuance or Transfer, as applicable, shall not affect the LLC’s existence or qualification as a limited liability company under the Act.

(iii)          The issuance or Transfer, as applicable, shall not cause the LLC to be classified as other than a partnership for United States federal income tax purposes.

(iv)          The issuance or Transfer, as applicable, shall not result in a termination of the LLC under Code Section 708, unless the Board determines that any such termination will not have a material adverse impact on the Members.

(v)           The issuance or Transfer, as applicable, shall not cause the application of the tax-exempt use property rules of Code Sections 168(g)(1)(B) and 168(h) to the LLC or its Members.

(vi)          The issuance or Transfer, as applicable, shall not result in the LLC being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(vii)         The issuance or Transfer, as applicable, shall not result in the LLC having more than 100 beneficial owners for purposes of the Investment Company Act of 1940, as amended.

(viii)        In the case of a Transfer, the transferor and the transferee shall provide such legal opinions and documentation as the Board shall reasonably request (if any).

(ix)           The acquiring person shall have agreed to be bound by this Agreement and shall have executed a joinder substantially in the form attached hereto as Exhibit B.

(b)           Notwithstanding anything to the contrary contained in this Section 5.13 or elsewhere in this Agreement, no transferee of any LLC interest (but excluding transferees that were Members immediately prior to such a Transfer, who automatically shall become Members with respect to any additional Units they so acquire) shall become a Member in respect of the interest so transferred unless such transferee is admitted as a Member pursuant to Section 5.14.

(c)           Following the Transfer of any LLC interest permitted under this Section 5.13, the transferee of such interest (i) shall be treated as having made all of the Capital Contributions made by, and received all of the Distributions received by, the transferor in respect of such interest and (ii) shall have the rights and obligations of a Unitholder so long as such transferee owns any Units.  No transferee of a LLC interest may further Transfer such interest without complying with the provisions of this Section 5.13.

(d)           The transferor and transferee of any LLC interest shall be jointly and severally obligated to reimburse the LLC for all reasonable expenses (including, without limitation, attorneys’ fees and expenses) incurred in connection with any Transfer or proposed Transfer, whether or not consummated.

(e)           Any Member who Transfers all of the Units or other equity securities of the LLC owned by it in accordance with this Section 5.13 and the other Investment Documents will thereupon cease to be a Member and shall become a Terminated Member.

Section 5.14           Admission of New Members.  Notwithstanding anything to the contrary in this Agreement, additional Persons may be admitted to the LLC as Members (“New Members”) only upon the approval of the Required Members and upon such terms and conditions as are established by the Required Members, which may include the establishment of classes or groups of Members having different relative rights, powers and duties, including, without limitation, rights and powers that are superior or inferior to those of existing Members, or the right to vote as a separate class or group on matters specified by amendment of this Agreement; provided, however, that any Permitted Transferee shall be admitted as a New Member upon such Permitted Transferee’s agreement to be bound by the terms and conditions of this Agreement and execution of a joinder substantially in the form attached hereto as Exhibit B.  New Members shall be admitted at the time when all conditions to their admission have been satisfied, as determined by the Board, and Schedule I and this Agreement shall be amended or restated accordingly.

Section 5.15           Withdrawal, Expulsion or Other Termination of Members.  A Member may withdraw from the LLC but only if he has given the LLC at least 30 days’ written notice in advance of the effective date of such withdrawal and upon such withdrawal such Person shall cease to be a Member.  A Member shall automatically cease to be a Member as a result of his death or legal incapacity.  Any Member who is an employee or officer of the LLC or any of its Subsidiaries and whose employment with the LLC or any of its Subsidiaries is terminated for any reason shall cease to be a Member upon such termination.  Any Person who has ceased to be a Member (including, without limitation, by such withdrawal, death, legal incapacity or termination) or the estate of or successor in interest to such Person shall be a “Terminated Member”.

Section 5.16           Share of a Terminated Member.  In the event that a Member becomes a Terminated Member, such Terminated Member or his or her estate or other legal representative (as applicable) shall retain or succeed to such Terminated Member’s Units and Capital Account (if any) as adjusted pursuant to the terms hereof and shall have the rights of a Unitholder if and for so long as such Person owns any such Units.

Section 5.17           Effect of Termination of a Member.

(a)           The death, withdrawal, incapacity, bankruptcy or other termination of a Member shall not affect the existence of the LLC, and the remaining Members shall continue the business of the LLC under the terms of this Agreement.  Thereafter, the Terminated Member shall no longer be a Member for purposes of this Agreement and shall have only the rights of a Unitholder so long as such Person owns any Units.

(b)           A Terminated Member’s continuing share of the LLC’s income, expenses, gains, losses, etc. shall not be regarded as an interest in the LLC but shall represent only his continuing right to receive a portion of the Distributions, if any, made by the LLC.  Such Terminated Member shall not be entitled to participate in any LLC decision or determination (including but not limited to voting or consent rights with respect to amendments to this Agreement, calculation of Majority of Class A-1 Units, or otherwise, except as provided herein), and his successors and assigns will acquire only the rights of a Unitholder.

Section 5.18           Restrictive Covenants.  Notwithstanding anything to the contrary contained in this Article V or elsewhere in this Agreement, without the prior written consent of the Required Members, neither the LLC nor any of its Subsidiaries shall:

(a)           except in connection with a Sale of the LLC (as defined in the Members Agreement) or an Approved Sale (as defined in the Members Agreement) pursuant to Section 3 of the Members Agreement, sell, lease or otherwise dispose of, or permit any of its Subsidiaries to sell, lease or otherwise dispose of, any assets of the LLC and/or its Subsidiaries having, in the aggregate, a value of $5 million or more (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, determined by the LLC’s Board in its reasonable good faith judgment) in any transaction or series of related transactions;

(b)           except in connection with a Sale of the LLC (as defined in the Members Agreement) or an Approved Sale (as defined in the Members Agreement) pursuant to Section 3 of the Members Agreement, merge or consolidate with any Person or, except as permitted by subparagraph (c) below, permit any of the LLC’s Subsidiaries to merge or consolidate with any Person (other than any of the LLC’s Wholly-Owned Subsidiaries);

(c)           acquire, or permit any of the LLC’s Subsidiaries to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture, involving an aggregate consideration (including, without limitation, the assumption of liabilities whether direct or indirect) exceeding $5 million in any one transaction or series of related transactions or exceeding $15 million in the aggregate.

(d)           except as permitted under Section 2(a) of the Registration Rights Agreement, effect an initial public offering of securities of the LLC, any of its Subsidiaries, or any successor entity of the LLC or any of its Subsidiaries;

(e)           liquidate, dissolve, declare or make any filing in bankruptcy or effect a recapitalization or reorganization in any form of transaction (including, without limitation, (i) any reorganization of any of the LLC’s Subsidiaries into a limited liability company, a partnership or any other non-corporate entity that is treated as a partnership for federal income tax purposes, and (ii) any reorganization of the LLC into a corporation);

(f)            create, incur, assume or suffer to exist any Indebtedness, or permit any of the LLC’s Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, exceeding an aggregate principal amount of $87 million (based on outstanding Indebtedness plus available facilities) at any time on a consolidated basis;

(g)           issue or sell any equity securities, shares of the capital stock, or warrants, options, other rights convertible or exercisable into equity securities or other rights to acquire any equity securities or shares of the capital stock, of the LLC or any of its Subsidiaries to any Person other than the LLC or any of its Wholly-Owned Subsidiaries, except for issuances in connection with the exercise of (i) any warrants, options or other rights to acquire such equity securities or shares of capital stock so long as the initial issuance or sale of such warrants, options or other rights was consented to in writing by the Required Members and (ii) any of the Bell Atlantic Warrants;

(h)           adopt or approve any annual business plan for the McCormick & Schmick restaurant business or any other business;

(i)            hire, fire, remove or replace any member of the senior management of McCormick & Schmick Acquisition Corp., a Delaware corporation (“Acquisition Corp.”), who, if Acquisition Corp. were a publicly reporting company, would be one of the top five individuals whose salaries would be required to be disclosed in its Securities and Exchange Commission reporting documents;

(j)            enter into, or permit any of its Subsidiaries to enter into, the ownership, active management or operation of any business other than the business of the LLC and its Subsidiaries immediately following the closing of the transactions contemplated by the Investment Documents and the Asset Purchase Agreement, dated as of June 7, 2001, by and among Avado Brands, Inc., McCormick & Schmick Holding Corp., McCormick & Schmick Acquisition Corp. and certain other parties thereto;

(k)           enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary’s officers, Advisors, directors, employees, stockholders, unitholders or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for customary employment arrangements and benefit programs on reasonable terms approved by the Board;

(l)            amend, modify or supplement any of the Investment Documents or other material agreements of the LLC or any of its Subsidiaries; or

(m)          enter into any agreement, contract, commitment or arrangement that if completed would be in contravention of any of the foregoing.

Section 5.19           LLC’s Repurchase Option upon Termination of Employment of Executive.

(a)           Except as otherwise may be provided in any applicable Executive Unit Agreement (which shall govern in the event of any inconsistency herewith), upon (i) the death or Disability of an Executive, (ii) termination by the LLC of an Executive’s employment with the LLC or any of its Subsidiaries or (iii) the voluntary resignation by an Executive, the LLC may elect to purchase all or any portion of the Units (the “Offered Units”) held by such Executive or his or her Permitted Transferees at a purchase price per Unit equal to its fair market value or, in the case of unvested Class B Units or Class C Units, a purchase price equal to the amount originally paid for such Unit by the initial holder thereof, by delivering a written notice of such election to such Executive within 180 days after the termination of employment; provided, that upon termination for Cause, the purchase price for all or any portion of the Units shall be the lesser of such Unit’s fair market value and the amount originally paid for such Unit by the initial holder thereof. If the LLC elects to purchase less than all of the Offered Units, the LLC shall deliver written notice thereof to each Investor Unitholder and the Investor Unitholders may elect to purchase all or any portion of the Offered Units not subject to the election of the Company upon the same terms and conditions within

180 days of the termination of employment.  If more than one Investor Unitholder elects to purchase the Offered Units, such Offered Units shall be allocated among the Investor Unitholders in an amount equal to the lesser of (A) the maximum amount requested by each Investor Unitholder and (B) such Investor Unitholder’s pro rata share of all Class A Units held by Investor Unitholders (with such procedure being repeated until either all Offered Units requested to be purchased by Investor Unitholders have been so allocated or no Offered Units remain available for purchase).  The Investor Unitholders and/or the LLC will be given up to 60 days following the date of such election to consummate such purchase and sale; provided, that no Unit shall be purchased pursuant to this Section 5.19 within 6 months after the vesting of such Unit (the “6 Month Restriction”).  If an Investor Unitholder elects to purchase any Units pursuant to this Section 5.19, the purchase price with respect to such Units shall be payable in cash or such other form of consideration agreed to by the parties.

(b)             Notwithstanding anything herein to the contrary, all repurchases of Units shall be subject to applicable restrictions contained in the Act and to the 6 Month Restriction.  In the event that any such restrictions prohibit the repurchase of Units that the LLC is otherwise entitled to make, the LLC shall be entitled, by delivery of written notice to the holders of the Offered Units and the Investor Unitholders within 180 days after termination of employment, to defer such rights until all such restrictions have ceased, in which event the provisions of Section 5.19(a) shall become effective as though termination of employment occurred on the date of such cessation (except that the actual date of termination will continue to apply to the determination of the number of Class B Units that have become Vested Class B Units, and no further vesting shall occur by reason of such deferral).

Section 5.20           Plan Assets.  The LLC shall take all actions necessary to allow it to continue to constitute an Operating Company, or otherwise not to cause any of the underlying assets of the LLC or any of its Subsidiaries to be deemed “Plan Assets” with respect to BRS, Castle Harlan and Bell Atlantic.

ARTICLE VI
DURATION; TERMINATION

Section 6.1             Duration.  The LLC shall terminate upon (i) the sale or other disposition by the LLC of all of the assets (including, without limitation, cash) it then owns, (ii) the dissolution of the LLC by action of the Board and the Required Members or (iii) any other event that would cause the dissolution of a limited liability company under the Act (each of the foregoing events, a “Dissolution Event”).

Section 6.2             Liquidation of LLC Interests.

(a)           Upon dissolution of the LLC, the Board shall appoint one Member (or any other Person) to serve as the “Liquidator,” who shall act at the direction of the Board, unless and until a successor Liquidator is appointed as provided herein.  The Liquidator shall agree not to resign at any time without 30 days’ prior written notice.  The Liquidator may be removed at any time, with or without cause, by notice of removal and appointment of a successor Liquidator approved by the Board.  Within 30 days following the occurrence of any such removal, a successor Liquidator may be elected by the Board.  The successor Liquidator shall succeed to all rights, powers and duties of the former Liquidator.  The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator shall be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided.  Except as expressly provided in this Article VI and subject to the Board’s right to remove the Liquidator, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board under the terms of this Agreement (for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the LLC as provided for herein).  The Liquidator shall receive as compensation for its services (i) no additional compensation, if the Liquidator is an employee of the LLC or any of its Subsidiaries, or (ii) if the Liquidator is not such an employee, a reasonable fee plus out-of-pocket costs or such other compensation as the Board may approve.

(b)           The Liquidator shall liquidate the assets of the LLC, and apply and distribute the proceeds of such liquidation, in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i)            First, to the payment of the LLC’s debts and obligations to its creditors, including, without limitation, sales commissions and other expenses incident to any sale of the assets of the LLC.

(ii)           Second, to the establishment of and additions to such reserves as the Liquidator may deem necessary or appropriate.

(iii)          Third, to the Unitholders, in accordance with Section 4.1.

The reserves established pursuant to subparagraph (ii) shall be paid over by the Liquidator to a bank or other financial institution, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Liquidator deems advisable, such reserves shall be distributed to the Unitholders in accordance with Section 4.1.  The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Unitholder immediately prior to the distribution of the LLC’s assets pursuant to this Section 6.2(b) being equal to the amount distributable to such Unitholder pursuant to this Section 6.2(b).  The Board is authorized to make appropriate adjustments in the allocation of Profits and Losses as necessary to cause the amount of each Unitholder’s Capital Account immediately prior to the distribution of the LLC’s assets pursuant to this Section 6.2(b) to equal the amount distributable to such Unitholder pursuant to this Section 6.2(b).

(c)           The provisions of Section 6.2(b) that require the liquidation of the assets of the LLC notwithstanding, but subject to the order of priorities set forth in Section 6.2(b), if upon dissolution of the LLC the Board determines that an immediate sale of part or all of the LLC’s assets would be impractical or could cause undue harm to the Unitholders, then the Board may, in its sole discretion, defer the liquidation of any assets except those necessary to satisfy LLC liabilities and reserves, and may, in its absolute discretion, distribute to the Unitholders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 6.2(b), undivided interests in such LLC assets as the Board deems reasonable and equitable and to any agreements governing the operating of such properties at such time.  For purposes of any such distribution, the Board will determine the fair market value of any property to be distributed in accordance with any valuation procedure that the Board reasonably deems appropriate.

(d)           A reasonable time will be allowed for the orderly winding up of the business and affairs of the LLC and the liquidation of its assets pursuant to Section 6.2(b) in order to minimize any losses otherwise attendant upon such winding up.  Distributions upon liquidation of the LLC (or any Unitholder’s interest in the LLC) and related adjustments will be made by the end of the Fiscal Year of the liquidation (or, if later, within 90 days after the date of such liquidation) or as otherwise permitted by Treasury Regulations Section 1.704-1(b)(2)(ii)(b).

ARTICLE VII
VALUATION

Section 7.1             Valuation.  With respect to the valuation of any property distributed to any Unitholder, such property shall be valued at the fair market value thereof determined in good faith by the Board.  With respect to the valuation of any Units, fair market value shall be the average of the closing prices of the sales of the LLC’s Units on all securities exchanges on which the Units may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Units are not so listed, the average of the representative bid and asked prices quoted in the Nasdaq National Market System (“Nasdaq NMS”) as of 4:00 P.M., New York time, or, if on any day the Units are not quoted in the Nasdaq NMS, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the fair market value is being determined and the 20 consecutive business days prior to such day.  If at any time the Units are not listed on any securities exchange or quoted in the Nasdaq NMS or the over-the-counter market, the fair market value of each Unit shall be the fair market value of such Unit as determined by the Board in its good faith judgment.

Section 7.2             Objection to Valuation.  If any Investor Unitholder objects to the valuation of any property, then the Board (at the LLC’s expense) shall cause a mutually acceptable independent investment banking or appraisal firm (in each case with expertise in the industry in which LLC primarily engages) to review such valuation, and such firm’s determination shall be binding upon all of the Unitholders.

ARTICLE VIII
BOOKS OF ACCOUNT

Section 8.1             Books.  The LLC shall maintain complete and accurate books of account of the LLC’s affairs at the LLC’s principal office, which books shall be open to inspection by any Member (or his or its authorized representative) to the extent required by the Act in accordance with Section 2.10.

Section 8.2             Tax Allocations and Reports.

(a)           Within 120 days after the end of each Fiscal Year, or as soon as reasonably practicable thereafter, the Board shall cause the LLC to furnish each Unitholder or Member with a form K-1 for such Fiscal Year.  The LLC will use reasonable efforts to deliver or cause to be delivered as soon as practicable during each Fiscal Year (and, in any event, will deliver not later than May 31 of each Fiscal Year), to each Unitholder or Member all information necessary for the preparation of such Person’s United States federal income tax returns and any state, local and foreign income tax returns that such Person is required to file as a result of the LLC being engaged in a trade or business within such state, local or foreign jurisdiction, including a statement showing such Person’s share of income, gains, losses, deductions and credits for such year for United States federal income tax purposes (and, if applicable, state, local or foreign income tax purposes) and the amount of any Distributions made to or for the account of such Person.  Upon the written request of any such Unitholder or Member made not later than 30 days after the end of each Fiscal Year and at the sole expense of such Person, the LLC will use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any state, local and foreign income tax returns that must be filed by such Person.

(b)           The Tax Matters Partner will determine whether to make or revoke any available election pursuant to the Code; provided, that the Members intend that the LLC be treated as a partnership for U.S. federal and any applicable state income tax purposes, and no such election to the contrary shall be permitted.  Each Unitholder will, upon request, supply the information necessary to give proper effect to any such election.

(c)           The LLC hereby designates Jerry Kelso to act as the “Tax Matters Partner” (as defined in Section 6231(a)(7) of the Code) in accordance with Sections 6221 through 6233 of the Code.  The Tax Matters Partner is authorized and required to represent the LLC (at the LLC’s expense) in connection with all examinations of the LLC’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend LLC funds for professional services and costs associated therewith; provided, that the Tax Matters Partner may be removed and replaced by, and shall act in such capacity at the direction of, the Board.  Each Unitholder agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings.  Subject to the foregoing proviso, the Tax Matters Partner will have sole discretion to determine whether the LLC (either on its own behalf or on behalf of the Unitholders) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.  Any deficiency for taxes imposed on any Unitholder (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Unitholder, and if paid by the LLC, will be recoverable from such Unitholder (including by offset against distributions otherwise payable to such Unitholder).

ARTICLE IX
POWER OF ATTORNEY

Section 9.1             Power of Attorney.  Each of the undersigned does hereby constitute and appoint any officer of the LLC acting at the express direction of the Board with full power to act without the others, as his true and lawful representative and attorney-in-fact, in his name, place and stead, to make, execute, sign, acknowledge and deliver or file (i) the Certificate, (ii) any amendment to, modification to, restatement of or cancellation of the Certificate, (iii) all instruments, documents and certificates that may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the LLC, and (iv) all instruments, documents and certificates that may be required to effectuate the dissolution and termination of the LLC.  The powers of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable and shall survive the physical or legal incapacity of a Unitholder.

ARTICLE X
MISCELLANEOUS

Section 10.1           Amendments.  This Agreement and the Schedules hereto may be amended only by the prior written consent of the Required Members; provided, that any such amendment that adversely affects one Member and is prejudicial to such Member relative to all other Members cannot be effected without the consent of such Member; provided, further, that (a) any amendment (other than pursuant to Section 5.14) that materially and adversely affects a Unitholder’s or Member’s allocations or distributions under Article IV (as compared with its effect on other, similarly situated Unitholders and Members) shall not be effective with respect to such Unitholder or Member, unless a majority in interest of all such Unitholders and Members whose allocations or distributions would be materially and adversely affected by such amendment (measured by the number of Units held by them) consent thereto in writing, (b) no amendment to any Member’s rights under Section 5.3 may be made without the prior written consent of such Member and (c) no amendment to Section 5.20 may be made without the prior written consent of Bell Atlantic.

Section 10.2           Successors.  Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the Unitholders, the Members, the Terminated Members and their legal representatives, heirs, successors and permitted assigns.

Section 10.3           Governing Law; Severability.  All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and the Exhibits and Schedules to this Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, and specifically the Act, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 10.4           Notices.  All notices, demands and other communications to be given or delivered under or by reason of provisions under this Agreement (a) shall be in writing, (b) must be delivered personally, via a nationally recognized overnight delivery service (delivery charges prepaid) or via facsimile along with telephonic confirmation, and (c) shall be effective only upon actual receipt by the recipient.  All such notices, demands and other communications shall be sent (i) in the case of any Member, Advisor or Unitholder, to the addresses or facsimile numbers set forth in Schedule I hereto or to such other addresses or facsimile numbers as have been supplied in writing to the LLC and (ii) in the case of the LLC, to McCormick & Schmick Holdings, LLC, c/o Castle Harlan, with a copy to BRS.

Section 10.5           Singular; Plural; Gender.  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

Section 10.6           Entire Agreement; Headings; Counterparts.  Except as otherwise expressly set forth herein, this Agreement and the other Investment Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.  This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts together shall constitute one agreement.

Section 10.7           No Third Party Beneficiaries.  Except for the provisions of Section 5.10, nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any Person other than the Unitholders and, to the extent provided herein, the Terminated Members, and their respective legal representatives, heirs, successors and permitted assigns.

Section 10.8           No Action for Partition.  No Unitholder or Terminated Member will have any right to maintain any action for partition with respect to the property of the LLC.

Section 10.9           Business Days.  If any time period for giving notice or taking action under this Agreement expires on a day which is a Saturday, Sunday or holiday in the State of New York, the time period will be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

Section 10.10         No Strict Construction.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.11         Jurisdiction and Venue.  ALL JUDICIAL PROCEEDINGS BROUGHT BY OR AGAINST THE LLC OR THE MEMBERS WITH RESPECT TO THIS AGREEMENT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE LLC AND EACH MEMBER ACCEPT FOR ITSELF AND HIMSELF AND IN CONNECTION WITH ITS OR HIS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.  THE LLC AND EACH MEMBER HEREBY WAIVE ANY CLAIM THAT SUCH JURISDICTION IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

Section 10.12         Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

MCCORMICK & SCHMICK HOLDINGS, LLC

By:	/s/ DOUGLAS L. SCHMICK
Its:	President

BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P.

By:	BRSE, L.L.C.
Its:	General Partner

By:	/s/ STEPHEN F. EDWARDS
Its:

CASTLE HARLAN PARTNERS III, L.P.

By:	Castle Harlan, Inc.
Its:	Investment Manager

By:	/s/ DAVID B. PITTAWAY
Its:

/s/ STEPHEN F. EDWARDS
Julie Frist

/s/ STEPHEN F. EDWARDS
Marilena Tibrea

/s/ DAVID B. PITTAWAY
David B. Pittaway

MELLON BANK, N.A., solely in its capacity as Trustee for The Bell Atlantic Master Trust (as directed by Verizon Investment Management Corp.), and not in its individual capacity

By:	/s/ CAROLE BRUNO
Its:	Authorized Signatory

BANCBOSTON CAPITAL INC.

By:	/s/ JASON HURD
Its:	Vice President

IBJ WHITEHALL CAPITAL CORPORATION

By:	/s/ KEVIN P. FLAVEY
Its:

/s/ RICHARD F. BURKE, JR.
Richard F. Burke, Jr.

/s/ ROBERT A. ENGEL
Robert A. Engel

/s/ MARY PRICE GAY
Mary Price Gay

/s/ ELLIOTT H. JONES
Elliott H. Jones

/s/ PHILLIP KRALL
Phillip Krall

/s/ H. CONRAD MEYER
H. Conrad Meyer

/s/ CHARLES G. PHILLIPS
Charles G. Phillips

PHILLIPS FAMILY FOUNDATION

By:	/s/ CHARLES G. PHILLIPS
Its:

By:	/s/ CANDACE R. PHILLIPS
Its:

/s/ CRAIG J. PISANI
Craig J. Pisani

/s/ JAMES R. RAITH, JR.
James R. Raith, Jr.

/s/ TOM STEIGLEHNER
Tom Steiglehner

SCHEDULE I

LIST OF MEMBERS

Member	Capital Contribution for Class A-1 Units	Number of Class A-1 Units	Capital Contribution for Class A-2 Units	Number of Class A-2 Units	Capital Contribution for Class B Units	Number of Class B Units	Capital Contribution for Class C Units	Number of Class C Units	Capital Contribution for Preferred Units	Number of Preferred Units

Bruckmann, Rosser, Sherrill & Co. II, L.P.	$473,592.59	473,592.59							$26,994,777.36	26,994.777
126 East 56th Street
New York, NY 10022
Facsimile: (212) 521-3799
Attention: Harold O. Rosser
Rice Edmonds
Jamie Moore

with copies (which shall not constitute notice) to:

Kirkland & Ellis
Citigroup Center
153 East 53rd Street
New York, NY 10022
Facsimile: (212) 446-4900
Attention: Kimberly P. Taylor

Castle Harlan Partners III, L.P.	$473,491.38	473,491.38							$26,989,008.62	26,989.009
150 East 58th Street
New York, NY 10155
Facsimile: (212) 207-8042
Attention: David B. Pittaway
Justin Wender

with copies (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Facsimile: (212) 593-5955
Attention: Michael R. Littenberg

Member	Capital Contribution for Class A-1 Units	Number of Class A-1 Units	Capital Contribution for Class A-2 Units	Number of Class A-2 Units	Capital Contribution for Class B Units	Number of Class B Units	Capital Contribution for Class C Units	Number of Class C Units	Capital Contribution for Preferred Units	Number of Preferred Units

Julie Frist	$618.55	618.55							$35,257.75	35.258
c/o Bruckmann, Rosser, Sherrill & Co. II, L.P.
126 East 56th Street
New York, NY 10022
Facsimile: (212) 521-3799
Attention: Julie Frist

with copies (which shall not constitute notice) to:

Kirkland & Ellis
Citigroup Center
153 East 53rd Street
New York, NY 10022
Facsimile: (212) 446-4900
Attention: Kimberly P. Taylor

Marilena Tibrea	$142.31	142.31							$8,111.44	8.111
c/o Bruckmann, Rosser, Sherrill & Co. II, L.P.
126 East 56th Street
New York, NY 10022
Facsimile: (212) 521-3799
Attention: Marilena Tibrea

with copies (which shall not constitute notice) to:

Kirkland & Ellis
Citigroup Center
153 East 53rd Street
New York, NY 10022
Facsimile: (212) 446-4900
Attention: Kimberly P. Taylor

2

Member	Capital Contribution for Class A-1 Units	Number of Class A-1 Units	Capital Contribution for Class A-2 Units	Number of Class A-2 Units	Capital Contribution for Class B Units	Number of Class B Units	Capital Contribution for Class C Units	Number of Class C Units	Capital Contribution for Preferred Units	Number of Preferred Units

David B. Pittaway	$862.07	862.07							$49,137.93	49.138
c/o Castle Harlan Partners III, L.P.
150 East 58th Street
New York, NY 10155
Facsimile: (212) 207-8042
Attention: David B. Pittaway

with copies (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Facsimile: (212) 593-5955
Attention: Michael R. Littenberg

Bell Atlantic Master Trust			$102,857.14	103,896.10					$4,951,563.48	4,956.520
c/o Mellon Bank, N.A.
One Mellon Bank Center
Room 3346
Pittsburgh, Pennsylvania 15258-001
Facsimile: (412) 236-4225
Attention: Francis Walton

with copies (which shall not constitute notice) to:

Ropes & Gray
One International Place
Boston, Massachusetts 02110
Facsimile: (617) 951-7050
Attention: Ann Milner

Verizon Investment Management Corp.
695 Main Street
Suite 600
Stamford, Connecticut 06901
Facsimile: (203) 965-3300
Attention: Conrad Francis

Verizon Investment Management Corp.
695 Main Street
Suite 600
Stamford, Connecticut 06901
Facsimile: (203) 965-2243
Attention: Bruce Franzese

3

Member	Capital Contribution for Class A-1 Units	Number of Class A-1 Units	Capital Contribution for Class A-2 Units	Number of Class A-2 Units	Capital Contribution for Class B Units	Number of Class B Units	Capital Contribution for Class C Units	Number of Class C Units	Capital Contribution for Preferred Units	Number of Preferred Units

BancBoston Capital Inc.	$34,482.76	34,482.76							$1,965,517.24	1,965.517
175 Federal Street
10th Floor
Boston, MA 02110
Fax: (617) 434-1153
Attention: Jason Hurd

with copies (which shall not constitute notice) to:

BancBoston Capital Inc.
175 Federal Street
10th Floor
Boston, MA 02110
Fax: (617) 434-1153
Attention: Deirdre A. Cunnane

IBJ Whitehall Capital Corporation	$11,379.31	11,379.31							$648,620.69	648.621
One State Street
New York, NY 10004
Facsimile: (212) 858-2400
Attention: Kevin Falvey

with a copy (which shall not constitute notice) to:

Sonnenschein Nath & Rosenthal
1221 Avenue of the Americas, 24th Floor
New York, NY 10020-1089
Facsimile: (212) 768-6800
Attention: Clement B. Wood

Richard F. Burke, Jr.	$431.03	431.03							$24,568.97	24.569
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

4

Member	Capital Contribution for Class A-1 Units	Number of Class A-1 Units	Capital Contribution for Class A-2 Units	Number of Class A-2 Units	Capital Contribution for Class B Units	Number of Class B Units	Capital Contribution for Class C Units	Number of Class C Units	Capital Contribution for Preferred Units	Number of Preferred Units

Robert A. Engel	$862.07	862.07							$49,137.93	49.138
c/o Gleacher & Co.
660 Madison Ave.
New York, NY 10021
Facsimile: (212) 418-4598

with a copy (which shall not constitute notice) to:

Robert A. Engel
100 Upper Mountain Avenue
Montclair, NJ 07042

Mary Price Gay	$172.41	172.41							$9,827.59	9.828
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

Elliott H. Jones	$431.03	431.03							$24,568.97	24.569
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

Phillip Krall	$431.03	431.03							$24,568.97	24.569
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

H. Conrad Meyer	$1,034.48	1,034.48							$58,965.52	58.966
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

Charles G. Phillips	$431.03	431.03							$24,568.97	24.569
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

5

Member	Capital Contribution for Class A-1 Units	Number of Class A-1 Units	Capital Contribution for Class A-2 Units	Number of Class A-2 Units	Capital Contribution for Class B Units	Number of Class B Units	Capital Contribution for Class C Units	Number of Class C Units	Capital Contribution for Preferred Units	Number of Preferred Units

Phillips Family Foundation	$862.07	862.07							$49,137.93	49.138
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

Craig J. Pisani	$172.41	172.41							$9,827.59	9.828
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

James R. Raith, Jr.	$431.03	431.03							$24,568.97	24.569
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

Tom Steiglehner	$172.41	172.41							$9,827.59	9.828
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

Total:	$1,000,000	1,000,000	$102,857.14	103,896.10					$61,951,563.48	61,956.520

6

EXHIBIT A

Initial Officers

Doug Schmick	President, Secretary and Treasurer

A-1

EXHIBIT B

FORM OF JOINDER TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

THIS JOINDER to the Amended and Restated Limited Liability Company Agreement, dated as of                               , 2001, by and among McCormick & Schmick Holdings, LLC, a Delaware limited liability company (the “LLC”), and certain Members of the LLC (the “Agreement”), is made and entered into as of                      by and between the LLC and                                (“Holder”).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired certain Units and the Agreement and the LLC requires Holder, as a Unitholder, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound.  Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Unitholder for all purposes thereof.  In addition, Holder hereby agrees that all Units held by Holder shall be deemed Units for all purposes of the Agreement.

2. Successors and Assigns.  Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the LLC and its successors and assigns and Holder and any subsequent holders of Units and the respective successors and assigns of each of them, so long as they hold any Units.

3. Counterparts.  This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4. Notices.  For purposes of Section 10.4 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Address]

[Facsimile Number]

B-1

5. Governing Law.  All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the Act, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6. Jurisdiction and Venue.  ALL JUDICIAL PROCEEDINGS BROUGHT BY OR AGAINST THE LLC OR THE MEMBERS WITH RESPECT TO THIS AGREEMENT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE LLC AND EACH MEMBER ACCEPT FOR ITSELF AND HIMSELF AND IN CONNECTION WITH ITS OR HIS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.  THE LLC AND EACH MEMBER HEREBY WAIVE ANY CLAIM THAT SUCH JURISDICTION IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

6. Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

7. Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

*  *  *  *  *

B-2

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

MCCORMICK & SCHMICK HOLDINGS, LLC

By:
Name:
Title:

[HOLDER]

By: